Exhibit 99.1

NEWS RELEASE

Forward Air Provides Mid-Quarter Update on Third Quarter 2022 Performance

GREENEVILLE, Tenn., September 12, 2022 - Forward Air Corporation (NASDAQ: FWRD) (the “Company”, “Forward”, “we”, “our”, or “us”), today provided the following key Expedited Freight Operating Statistics for the quarter-to-date period through August 2022. Revenue per shipment increased 16.0%, weight per shipment decreased 3.2%, pounds per day increased 3.1% and shipments per day increased 6.5% over the same period last year.

Tom Schmitt, Chairman, President, and Chief Executive Officer of Forward, commented, “In July of the prior year, we completed a process to cleanse inefficient freight from our network. We have more than fully replaced the inefficient freight with higher quality freight in the network as evidenced by the positive trend in August with an increase of 5.2% pounds per day and 13.8% shipments per day. As we replaced lower quality freight with higher quality freight in our network, we executed upon our strategy to penetrate the highly profitable, more traditional air freight, which by nature has a lighter weight per shipment. Throughout the third quarter, we continued with our pricing initiative to work more closely with our customers to appropriately price the freight in our network as reflected by our strong revenue per shipment and revenue per hundredweight, which increased 19.8% for the quarter-to-date period through August 2022.”

The Company’s expectations regarding the Company’s performance in the third quarter and in any future quarter are based on information available at the time of this release, and are subject to changing conditions, many of which are outside of the Company’s control.
About Forward Air Corporation
Forward Air is a leading asset-light provider of transportation services across the United States and Canada. We provide expedited less-than-truckload (“LTL”) services, including local pick-up and delivery, shipment consolidation/deconsolidation, warehousing, and customs brokerage by utilizing a comprehensive national network of terminals. In addition, we offer final mile services, including delivery of heavy-bulky freight, truckload brokerage services, including dedicated fleet services; and intermodal, first-and last-mile, high-value drayage services, both to and from seaports and railheads, dedicated contract and Container Freight Station warehouse and handling services. We are more than a transportation company. Forward is a single resource for your shipping needs. For more information, visit our website at www.forwardaircorp.com.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations including with respect to the Company’s performance for the third quarter of 2022. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties including that the Company’s performance in the third quarter of 2022 is worse than anticipated. Actual events may also differ from these expectations as a result of the risks identified from time to time in our filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.
###

Forward Air Corporation
Brandon Hammer, 423-636-7173
bhammer@forwardair.com